EXHIBIT 10.2

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into effective as of the 1st of November 2004 (“Effective Date”) on this 12th day of October 2004 by and between ZENITH NATIONAL INSURANCE CORP., a Delaware corporation (the “Company”), and JACK D. MILLER (hereinafter referred to as the “Executive”).

WHEREAS the Executive is presently employed as President of Zenith Insurance Company, a California corporation (“Zenith Insurance”), and a wholly owned subsidiary of the Company, pursuant to a written Employment Agreement by and between Zenith Insurance and the Executive dated October 20, 1997, which agreement has been extended and modified pursuant to an Amendment dated as of March 1, 2000 (as so amended, the “Existing Employment Agreement”) and also serves as an officer of the Company without any additional compensation; and

WHEREAS the Existing Employment Agreement expires on October 31, 2004, the Company and the Executive deem it in their respective best interests to enter into this Employment Agreement to supercede the Existing Employment Agreement;

NOW, THEREFORE, the parties agree as follows:

1.                                       Employment.

(a)                                  Subject to earlier termination as provided herein, the Executive is employed as President of Zenith Insurance from the Effective Date through the Term of this

Agreement (as defined below).  The Executive shall also serve, as requested by the Company, as an officer of the Company and any of its subsidiaries and affiliates without additional compensation.  In his capacity as President of Zenith Insurance and as an officer of the Company, its subsidiaries and affiliates, the Executive shall devote his full business time and energy to the business, affairs and interests of the Company, its subsidiaries and affiliates and matters related thereto.  During the Term of the Agreement the Executive shall have no other employment other than with the Company or a subsidiary or an affiliate of the Company, except with the prior written approval of the Board of Directors of the Company (the “Board”).  The Executive shall have such duties and responsibilities and such executive power and authority as is customary for an officer in his position and as shall be allocated to him in such capacity and such other duties and responsibilities as the Board or the Chairman of the Board and President of the Company (the “Chairman”) shall assign from time to time provided such assignments shall not be inconsistent with the Executive’s position with the Company.  The Company hereby acknowledges and agrees that the Executive shall have the right to serve in any capacity with civic, educational, charitable and professional organizations and to make and manage personal business investments that do not violate the noncompetition provisions of Section 10 of this Agreement so long as such activities do not interfere with the discharge of his duties to the Company hereunder.

(b)                                 During his employment hereunder, the Executive shall report to the Chairman.

(c)                                  The Executive shall not be required to relocate outside of Southern California in order to perform the services hereunder, without the Executive’s consent, except for travel reasonably required in the performance of his duties hereunder.

2.                                       Term.  This Agreement shall be in effect for a term commencing on the Effective Date and expiring on October 31, 2009 (“Expiration Date”), and such period shall be referred to herein as the “Term” of this Agreement, and such Term shall not be affected by a termination of employment as elsewhere provided herein.

3.                                       Salary.  The Executive shall be paid the sum of $700,400 per year, subject to such increases as the Board may from time to time determine (“Base Salary”).

4.                                       Discretionary Bonuses.  During the Term of this Agreement, the Executive shall be eligible for such discretionary bonuses as may be authorized, declared, and paid by the Board in its sole discretion and shall be eligible for such bonuses under the Company’s Executive Officer Bonus Plan, as may be awarded by the Board pursuant to the terms of such plan.

5.                                       Participation in Retirement and Executive Benefit Plans.  During his employment hereunder, the Executive shall be eligible to participate in any plan of the Company relating to stock options, stock purchases, restricted stock, pension, thrift, profit sharing, life insurance, medical coverage, disability insurance, education, and other retirement or employee benefits that the Company has adopted or may adopt for the benefit of its executive employees generally, and the Company shall provide the Executive with such insurance or other provisions for indemnification, defense or hold-harmless of officers that are generally in effect for other senior executive officers of the Company.  Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit or limit the right of the Company to discontinue, modify or amend any plan or benefit in its absolute discretion at any time; provided, however, that any such discontinuance, modification or amendment shall apply to employees of the Company generally, or to a defined group of such employees and shall not apply solely to the Executive.

6.                                       Fringe Benefits; Automobile.  In addition to the benefit plans referred to in Section 5 hereof, the Executive shall be eligible to participate in any other fringe benefits that are now or may be or become applicable to the Company’s executive employees, including the payment of reasonable expenses for attending annual and periodic meetings of trade associations, and any other benefits that are commensurate with the duties and responsibilities to be performed by the Executive under this Agreement and reimbursement for reasonable expenses incurred in the course of his duties hereunder in accordance with the Company’s policy with respect thereto.  In addition, the Company shall provide the Executive with a monthly car allowance in the amount of $1,300.  The benefits provided under this Section 6 shall cease upon the Executive’s Date of Termination (as defined below).

7.                                       Vacation; Memberships.  During his employment hereunder, the Executive shall be entitled to an annual paid vacation in accordance with the Company’s standard employment practices; provided, however, the Executive shall be treated for purposes of vacation as an employee with more than 120 months of service.  Upon termination of the Executive’s employment for any reason, the Executive shall be entitled to payment for any accrued but unused vacation time based upon his then current salary.  The timing of paid vacations shall be scheduled in a reasonable manner by the Executive.

During his employment hereunder, the Executive shall be entitled to appropriate professional association and business club memberships, including reimbursement of payment of dues and assessments pertaining thereto.

8.                                       Termination.

(a)                                  Disability.  If, as a result of the Executive’s incapacity due to physical or mental illness, injury or similar incapacity, he shall have been absent from the full-time performance of his duties with the Company for six months within any eighteen-month period, and have exhausted his Family Medical Leave and its California equivalent, his employment may be terminated by written notice (as provided below) from the Company for “Disability.”

(b)                                 Cause.  Subject to the notice provisions set forth below, the Company may terminate the Executive’s employment for “Cause” at any time.  Termination for “Cause” shall mean termination upon (1) the Executive’s continued willful failure to substantially perform his duties with the Company or his other willful breach of this Agreement (other than any such failure or breach resulting from his incapacity due to physical or mental illness, injury or similar incapacity) after a written demand for substantial performance is delivered to him by the Chairman, which demand specifically identifies the manner in which the Chairman or the Board believes that he has failed to substantially perform his duties, or has otherwise breached this Agreement, (2) the Executive’s conviction of a felony, (3) the Executive’s willful misconduct that is materially and demonstrably injurious to the Company, or (4) the Executive’s violation of Section 10 hereof; provided, however, that the Executive shall not be terminated for “Cause” unless and until the Chairman or the Board has given the Executive reasonable notice of its intended actions and the alleged events or activities giving rise thereto and with respect to those events or activities for which a cure is possible, a reasonable opportunity to cure such breach if such breach is capable of cure, and there shall have been delivered to him a written notice from the Chairman or a copy of a resolution duly adopted by the Board regarding such actions.

(c)                                  Constructive Termination.  If at any time during the Term of this Agreement, any of the following events shall occur, the Executive shall be entitled to terminate his employment hereunder and be treated as if his employment had been terminated by the Company other than for Cause:

(i)                                     The Executive is removed or otherwise prohibited or restricted in the performance of his duties as set forth in Section 1 hereof, other than through fault of the Executive;

(ii)                                  Any payment due under this Agreement shall remain unpaid for more than 60 days, after notice of non-payment and request for payment have been given to the Company by the Executive pursuant to Section 12;

(iii)                               A Change in Control of the Company (as defined below) shall occur during the Term of this Agreement and, within 180 days after the effective date of any such Change in Control, the Executive delivers to the Company a written notice of his election to terminate the Agreement effective as of the date set forth in such notice, which effective date shall not be less than 30 days nor more than 90 days after the date of delivery of such written notice.  For purposes of this section, a Change in Control shall mean either (i) a merger or consolidation of the Company with or into another company or corporation, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or (ii) the sale of all or substantially all of the Company’s assets; or (iii) a change in the identities of a majority of the members of the Company’s Board of Directors within a one-year period or less; or (iv) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that is controlled by the Company), of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities.

(d)                                 Notice of Termination.  Any purported termination of the Executive’s employment by the Company or by him shall be communicated by a written notice (“Notice of Termination”) that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(e)                                  Date of Termination, Etc.  “Date of Termination” shall mean (1) if the Executive’s employment is terminated by his death, the date of his death; (2) if the Executive’s employment is terminated for Disability, thirty days after Notice of Termination is given; (3) if the Executive’s employment is terminated for Cause, the date specified in the Notice of

Termination; and (4) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination.

9.                                       Compensation Upon Termination or During Disability.  The Executive shall be entitled to the following benefits during a period of disability, or upon termination of his employment, as the case may be, if such period or termination occurs prior to the Executive’s termination:

(a)                                  During any period that the Executive fails to perform his full-time duties with the Company as a result of incapacity due to physical or mental illness, injury or similar incapacity, he shall continue to receive his compensation and other benefits payable to him under this Agreement at the rate in effect at the commencement of any such period, less any amounts payable to him under the Company’s disability plan or program or other similar plan during such period, or under any governmental program, until his employment is terminated pursuant to Section 8(a) hereof.  If, during any period of disability, the Executive’s employment shall be terminated by reason of his death, disability or the expiration of this Agreement, notwithstanding the provisions of this section, his pay shall cease and his benefits, if any, shall be determined solely under the Company’s retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs, and the Company shall have no further obligations to him under this Agreement.

(b)                                 If at any time the Executive’s employment shall be terminated (i) by reason of his death, (ii) by the Company for Cause or Disability or (iii) by him (other than by reason of a constructive termination pursuant to Section 8(c) hereof), the Company shall pay him (or his appropriate payee, as determined in accordance with Section 11 (c) hereof) his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts, if any, to which he is entitled from the Company through the Date of Termination under any compensation plan in each case at the time such payments are due, and the Company shall have no further obligations to him under this Agreement.  In addition, in the event the Executive’s employment is terminated by reason of the Executive’s death or Disability, the Executive (or his appropriate payee) shall be entitled to receive a pro rata portion of any bonus that would otherwise have been payable to the Executive with respect to the year in which the Executive’s employment is terminated.  For purposes of this provision, if the Executive’s bonus for such year has not been determined, the Executive shall be deemed to have been entitled to a bonus equal to the bonus paid or payable to the Executive with respect to the immediately preceding year.

(c)                                  If the Executive’s employment should be terminated by either (1) the Company other than for Cause or Disability or (2) the Executive by reason of a constructive termination pursuant to Section 8(c) hereof, he shall be entitled, in exchange for a release of the Company and any subsidiaries and affiliates of the Company and their respective officers, directors, stockholders, employees and agents, to the benefits provided below (“Severance Payments”):

(i)                                     The Company shall pay to the Executive his full base salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, plus all other amounts to which he is entitled under any compensation plan of the Company, in each case at the time such payments are due;

(ii)                                  In addition:

(A)  in the event of either (1) a termination by the Company other than for Cause or Disability or (2) a constructive termination pursuant to Section 8(c) pursuant to any subsection other than (iii) (Change in Control), the Company shall pay the Executive, at the time such payments would have been made had the Executive’s employment not been terminated hereunder, all salary payments that would have been payable to the Executive pursuant to this Agreement had the Executive continued to be employed for the greater of (x) the remaining Term of this Agreement or (y) six months (the “Severance Period”) (assuming for the purpose of such continuing payments that the Executive’s salary for such period is to be based on his rate of salary at the Date of Termination), plus any bonus that would otherwise have been payable to the Executive with respect to the Severance Period; provided, however, that to the extent the Executive’s bonus for any portion of such Severance Period had not been determined, the Executive shall be deemed to have been entitled to a bonus equal to the bonus paid or payable to the Executive with respect to the calendar year ended immediately prior to the Date of Termination OR

(B)  in the event of a constructive termination pursuant to Section 8(c)(iii) (Change in Control) the Company shall pay the Executive in a lump sum, all salary payments that would have been payable to the Executive pursuant to this Agreement had the Executive continued to be employed for the greater of (x) the remaining Term of this Agreement or (y) two years (the “Severance Period”) (assuming for the purpose of such continuing payments that the Executive’s salary for such period is to be based on his rate of salary at the Date of Termination), plus any bonus that would otherwise have been payable to the Executive with respect to the Severance Period; provided, however, that to the extent the Executive’s bonus for any portion of such Severance Period had not been determined, the Executive shall be deemed to have been entitled to a bonus equal to the bonus paid or payable to the Executive with respect to the calendar year ended immediately prior to the Date of Termination;

(iii)                               Notwithstanding any provisions in the applicable plans governing them, all stock option rights, stock appreciation rights and any and all other similar rights theretofore granted to the Executive, including, but not limited to, the Executive’s right to receive cash in lieu of exercising stock options, as may be provided in his stock option agreements, shall vest and shall then be exercisable in full, and the Executive shall have 90 days following his termination within which to exercise any and all such rights and the restrictions on any and all shares of restricted stock granted to the Executive that are outstanding on the Date of Termination shall lapse as of the Date of Termination;

(iv)                              The Company’s group health plans allow for benefits to extend beyond employment, under certain circumstances and for a specified length of time, as defined by the federal law called the Consolidated Omnibus Budget Reconciliation Act of 1985 (commonly known as “COBRA”).  During the Severance Period, if the Executive and his family are eligible for COBRA coverage, the Company shall, at its cost, pay the Executive’s COBRA premium for his and his family’s coverage, as applicable, under the medical, dental, vision and the employee assistance plan, up until the Executive is no longer eligible for COBRA, or the end of the Severance Period, whichever occurs first.  If upon completion of federal COBRA, the Executive and his family are then eligible for the corresponding California COBRA law, AB 1401 (“Cal-COBRA”), which applies to medical coverage only, the Company shall, at its cost, pay the Executive’s Cal-COBRA premium for his and his family’s coverage, as applicable, up until the Executive is no longer eligible for Cal-COBRA, or the end of the Severance Period, whichever occurs first.  During the Severance Period, the Company shall, at its cost, arrange to provide the Executive with life insurance (excluding accidental death and dismemberment).  The amount of life insurance coverage will be equal to that in effect for the Executive on the Date of Termination under the Company’s group life insurance program (subject to the age reduction schedule).  The Company agrees to pay an additional amount necessary to reimburse the Executive for any taxes imposed solely by reason of his receipt of such benefits following termination of his employment as stated herein.

(d)                                 The Company shall continue in effect for the benefit of the Executive all insurance or other provisions for indemnification, defense or hold-harmless of officers or directors of the Company that are in effect on the date the Notice of Termination is sent to the Executive or the Company with respect to all of his acts and omissions while an officer or director (if applicable) as fully and completely as if such termination had not occurred, and until the final expiration or running of all periods of limitation against actions that may be applicable to such acts or omissions.

(e)                                  Notwithstanding anything to the contrary in this Agreement, in the event that the Executive becomes entitled to the Severance Payments, if any of the Severance Payments will be subject to the tax (the “Excise Tax”) imposed by section 4999 of the Internal

Revenue Code of 1986, as amended (the “Code”), the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after payment of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income and other tax and Excise Tax upon the Gross-Up Payment provided for by this Section 9(e), shall be equal to the Total Payments.  For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person (which, together with Severance Payments, shall constitute “Total Payments”)), shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code, within the meaning of section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive’s employment, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined.

10.                                 Confidential Information and Non-Competition.

(a)                                  During the Term of this Agreement and thereafter, the Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company.  “Confidential Information” shall mean information about the

Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public and that was learned by the Executive in the course of his employment by the Company, including (without limitation) any data, formulae, information, proprietary knowledge, trade secrets and client and customer lists and all papers, resumes, records and the documents containing such Confidential Information.  The Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage.  Upon the termination of his employment for any reason whatsoever, the Executive shall promptly deliver to the Company all documents (and all copies hereof) containing any Confidential Information.

(b)                                 During the term of this Agreement and any period the Executive is entitled to benefits hereunder, the Executive shall not, directly or indirectly, without prior written consent of the Company, provide consultative service (with or without pay) to, own, manage, operate, join, control, participate in, or be connected (as a stockholder, partner, or otherwise) with, any business, individual, partner, firm, corporation, or other entity that is then in competition with the Company or any of its subsidiaries or affiliates (a “Competitor of the Company”); provided, however, that the “beneficial ownership” by the Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of not more than one percent (1%) of the voting stock of any publicly held corporation shall not be a violation of this Agreement.  It is further expressly agreed that the Company will or would suffer irreparable injury if the Executive were to compete with the Company or any subsidiary or affiliate of the Company in violation of this Agreement.

(c)                                  During the Term of this Agreement or for the period ending on the last day of the one-year period following termination of his employment, the Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates, to divert their business to any Competitor of the Company.

(d)                                 The Executive recognizes that he will possess confidential information about other employees of the Company, its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company, its subsidiaries and affiliates.  The Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company, its subsidiaries and affiliates in developing their products and in securing and retaining customers, and will be acquired by him because of his business position with the Company.  The Executive agrees that, during the Term of this Agreement and for the period ending on the last day of the one-year period following termination of his employment, the Executive will not, directly or indirectly, solicit or recruit any employee of the Company, its subsidiaries and affiliates for the purpose of being employed by his, or any business, individual, partner, firm, corporation or other entity that is then in competition with the Company, its subsidiaries and affiliates (“Competitor”).  The Executive further agrees that he will not convey any such confidential information or trade secrets about other employees of the Company, its subsidiaries and affiliates to anyone affiliated with him or to any Competitor.

(e)                                  The Executive further acknowledges that the remedy at law for any breach by him of the covenants contained in this Section 10 will be inadequate and that in the event of a breach, or threatened breach, by the Executive of the covenants contained therein, the Company shall be entitled to provisional relief or an injunction restraining the Executive from using, for his own benefit, and/or from disclosing, in whole or in part, the list of the customers of the Company, its subsidiaries and affiliates and/or trade secrets or other confidential information of the Company, its subsidiaries and affiliates, and/or from rendering any services to any person, firm, corporation, association or other entity to whom such a list, and/or such trade secrets or other confidential information, in whole or in part, have been disclosed, or are threatened to be disclosed and such other declaratory relief as is proper to cause the Executive to return to the Company any and all memoranda, specifications, documents and all other material relating to the business of the Company, its subsidiaries and affiliates that he may have under his possession or control.  Nothing herein shall be construed as prohibiting the Executive from pursuing professional employment or investments utilizing his own skills and knowledge or the Company from pursuing any other remedies available to the Company from such breach or threatened breach, including the recovery of damages from the Executive.  The provisions of this Section 10 shall survive the expiration or termination, for any reason, of this Agreement and of the Executive’s employment.

11.                                 Assignments/Mitigation.

(a)                                  This Agreement and the rights, interest and benefits hereunder are personal to the Executive and shall not be assigned, transferred, pledged, or hypothecated in any way by the Executive, and shall not be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, or hypothecation, or the levy of any execution, attachment or similar process thereon, shall be null and void and without effect.

(b)                                 The Company shall have the right to assign this Agreement and to delegate all of its rights, duties and obligations hereunder, whether in whole or in part, to any parent, affiliate, successor, or subsidiary organization of the Company or corporation with which the Company may merge or consolidate or which acquires by purchase or otherwise all or substantially all of the Company’s consolidated assets, but such assignment shall not release the Company from its obligations under this Agreement.

(c)                                  This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

(d)                                 The Executive shall have no duty to mitigate the Company’s obligations hereunder by seeking other employment or by becoming self-employed; provided, however, that compensation including life, disability, dental, accident, group health insurance and other health and welfare benefits as well as salary, wage or other compensation received by the Executive during or with respect to the Severance Period and attributable to services rendered during such period by the Executive to persons or entities other than the Company shall be applied to reduce the Company’s obligation to provide compensation and benefits under this Agreement.  The Executive shall promptly notify the Company of his securing other employment or his becoming self-employed and shall account to the Company as to the amount of such compensation and benefits; if the Company has paid amounts in excess of those to which the Executive was entitled (after giving effect to the offsets provided above), the Executive shall reimburse the Company promptly thereafter for such excess.

12.                                 Notice.  Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or five business days after being mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed (a) if to the Executive, to 6 Merrill Drive, Moraga, California 94556 and (b) if to the Company, to 21255 Califa Street, Woodland Hills, California 91367, Attention: Stanley R. Zax, Chairman and President, with a copy to the Secretary of the Company; or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt thereof.

13.                                 Section Headings.  The Section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

14.                                 Severability.  Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.  Moreover, if any provision should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such provision shall be modified so that the scope of the provision is reduced only to the minimum extent necessary to render the modified provision valid, legal and enforceable.

15.                                 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.                                 Arbitration.  In the event there is any dispute between the Executive and the Company which the parties are unable to resolve themselves, including any dispute with regard to the application, interpretation or validity of this Agreement or any dispute with regard to any aspect of the Executive’s employment or the termination of the Executive’s employment, both the Executive and the Company agree by entering into this Agreement that the exclusive remedy for determining any such dispute, regardless of its nature, will be by arbitration in accordance with the then most applicable rules of the American Arbitration Association.  Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature.  Notwithstanding the foregoing, either party may in an appropriate matter apply to a court pursuant to California Code of Civil Procedure Section 1281.8, or any comparable provision, for provisional relief, including a temporary restraining order or a preliminary injunction, on the grounds that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief.

In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list designated by the Los Angeles office of the American Arbitration Association of seven arbitrators all of whom shall be retired judges who have had experience in the employment law, who are actively involved in hearing private cases and who are residents in the greater Los Angeles area.  If the parties are unable to select an arbitrator from the list provided by the American Arbitration Association, then the parties shall each strike names alternatively from the list, with the first to strike being determined by lot.  After each party has used three strikes, the remaining name on the list shall be the arbitrator.  Any arbitration shall be administered by the American Arbitration Association only if both parties so agree.

This agreement to resolve any disputes by binding arbitration shall extend to claims against any shareholder or partner of the Company, any brother-sister company, parent, subsidiary or affiliate of the Company, any officer, director, employee, or agent of the Company, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law.  In the event of a dispute subject to this section the parties shall be entitled to reasonable discovery, including deposition discovery, subject to the discretion of the arbitrator.  The arbitrator shall apply the same substantive law as would be applied by a court having jurisdiction over the parties and their dispute and the remedial authority of the arbitrator shall be the same as, but no greater than, the remedial power of a court having jurisdiction over the parties and their dispute.  The arbitrator shall, upon an appropriate motion, dismiss any claim brought in arbitration if the arbitrator determines that the claim does not state a claim or a cause of action which could have been properly pursued through court litigation.  In the event of a conflict between the then most-applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

Each party may be represented by counsel or other representative of the party’s choice and each party shall initially be responsible for the costs and fees of its counsel or other representative.  Any filing or administrative fees shall be borne initially by the party requesting arbitration; provided, however, if such fees should exceed those applicable in Superior Court (or other state court of general jurisdiction if in a state other than California) the excess shall be borne by the employer party to this agreement. The employer party to this agreement shall be responsible for the costs and fees of the arbitrator, unless the employee wishes to contribute (up to 50%) of the costs and fees of the arbitrator.  The prevailing party in such arbitration proceeding, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses and attorneys’ fees.

The arbitrator shall render an award and opinion in the form typical of that rendered in labor arbitrations and the award of the arbitrator shall be final and binding upon the parties.  If any of the provisions of this section are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of these provisions and this section shall be reformed to the extent necessary to insure that the resolution of all conflicts between the Executive and the Company including those arising out of statutory claims, shall be resolved by neutral, binding arbitration.  In the event a court finds that the arbitration procedure set forth herein is not absolutely binding, then it is the intent of the parties that any arbitration decision should be fully admissible in evidence, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.

Unless mutually agreed by the parties otherwise, any arbitration shall take place in Los Angeles.  In the event the parties are unable to agree upon a location for the arbitration, the location within Los Angeles shall be determined by the arbitrator.

In the event of a good faith dispute regarding the payment of salary or benefits under this Agreement, the Company shall make the disputed payments to the Executive as if such dispute did not exist during the pendency of such good faith dispute, and, following the resolution of such dispute, the Executive shall reimburse the Company for any overpayments.

17.                                 Company Property.  The Executive agrees that at the time he leaves the employment of the Company he will deliver to the Company, and will not keep or deliver to anyone else, all notebooks, memoranda, documents, computer discs, and any and all other material relating to the Company’s business or constituting the Company’s property, whether or not the Executive was the author or recipient of such material.

18.                                 Miscellaneous.

(a)                                  Certain actions set out herein to be taken by the Board of the Company may, as appropriate or required, be taken by its duly appointed committees.  Further, the Company, at its option, may cause it subsidiaries and/or affiliates to perform and discharge certain of the actions or obligations undertaken by the Company.

(b)                                 No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c)                                  This instrument contains the entire agreement of the parties hereto relating to the subject matter hereof and it replaces and supersedes all prior agreements and understandings, oral and written, between the parties hereto.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

(d)                                 The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

(e)                                  All references to Sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such Sections.

(f)                                    Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

(g)                                 The obligations created under the provisions of Sections 9, 10, 11, 16 and 17 shall survive the expiration, suspension or termination, for any reason, of this Agreement or the Executive’s employment hereunder until such obligations created thereunder are fully satisfied.  This provision is not intended to create additional rights or obligations or to expand or otherwise alter rights and obligations created by this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ZENITH NATIONAL INSURANCE CORP.

By:	/s/ Stanley R. Zax
STANLEY R. ZAX,
Chairman and President

EMPLOYEE:

/s/ Jack D. Miller
JACK D. MILLER